EXHIBIT 99.1

FOR IMMEDIATE RELEASE                              Contact:
Friday, April 28, 2006                             John F. Rebele
                                                   Senior Vice President,
                                                   Chief Financial Officer and
                                                   Chief Administrative Officer
                                                   Building Materials
                                                   Corporation of America
                                                   (973) 628-4038


               BUILDING MATERIALS CORPORATION OF AMERICA ANNOUNCES
               ---------------------------------------------------
                              FIRST QUARTER RESULTS
                              ---------------------


     Building Materials Corporation of America ("BMCA" or "the Company") announced today first quarter of 2006 net income of $10.4 million compared to net income of $12.8 million in the first quarter of 2005. The decrease in first quarter 2006 net income was primarily attributable to lower income before interest expense and income taxes, partially offset by lower interest expense.

     Income before interest expense and income taxes in the first quarter of 2006 was $31.2 million compared to $36.8 million in the first quarter of 2005. Income before interest expense and income taxes in the first quarter of 2006 was positively affected by increased net sales of both residential and commercial roofing products primarily resulting from higher average selling prices, which was more than offset by higher raw material costs, including asphalt, higher energy costs and higher selling, general and administrative expenses mostly due to higher distribution costs, primarily resulting from a rise in fuel prices.

                                 - continued -

     Interest expense for the first quarter of 2006 decreased to $14.5 million from $16.1 million for the first quarter of 2005, primarily due to lower average borrowings.

     Net sales for the first quarter of 2006 reached $505.0 million, a 5.5% increase over first quarter of 2005 net sales of $478.8 million, with the increase due to higher net sales of both residential and commercial roofing products primarily resulting from higher average selling prices.


                                  OTHER MATTERS
                                  -------------

     At April 2, 2006, cash and cash equivalents amounting to $8.1 million were on hand, and long-term debt including current maturities was $687.6 million, which amount includes $152.0 million outstanding under the Company's $350 million senior secured revolving credit facility.

                                     * * * *


                                 - continued -

     Building Materials Corporation of America, which operates under the name of GAF Materials Corporation, is an indirect subsidiary of G-I Holdings Inc., with annual sales in 2005 approximating $2.0 billion, and is North America's largest manufacturer of residential and commercial roofing products and specialty building products.

     This press release contains "forward looking statements" within the meaning of the federal securities laws with respect to the Company's financial results and future operations and, as such, concerns matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Important factors that could cause such differences are discussed in the Company's filings with the U.S. Securities and Exchange Commission and are incorporated herein by reference.


                                 - continued -

                    BUILDING MATERIALS CORPORATION OF AMERICA
                       SALES AND EARNINGS DATA (Unaudited)
                              (Dollars in millions)


--------------------------------------------------------------------------------
                                                   First Quarter Ended
                                                   -------------------
                                              April 2, 2006     April 3, 2005
                                              -------------     -------------
 Net sales                                      $  505.0           $  478.8

 Costs and expenses, net: (1)
    Cost of products sold                          359.5              335.7
    Selling, general and administrative            114.6              105.3
    Other (income) expense, net                     (0.3)               1.0
                                                ---------          ---------

 Total costs and expenses, net                     473.8              442.0
                                                ---------          ---------

 Income before interest expense and income
 taxes                                              31.2               36.8

 Interest expense                                  (14.5)             (16.1)
                                                ---------          ---------
 Income before income taxes                         16.7               20.7

 Income tax expense                                 (6.3)              (7.9)
                                                ---------          ---------

 Net income                                     $   10.4           $   12.8
                                                =========          =========

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     (1)  For the three month periods ended April 2, 2006 and April 3, 2005, depreciation and amortization amounted to $12.5 and $11.5 million, respectively.